Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORPORATION APPOINTS
JOHN FORNEY AS CHIEF EXECUTIVE OFFICER

St. Petersburg, FL - June 12, 2012: United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, today announced that its Board of Directors has appointed John Forney, CFA, as its Chief Executive Officer. Mr. Forney will join United on Thursday June 14, 2012, and will also serve as a Director on the Company's Board.

The 50-year-old Mr. Forney brings to United an impressive, 21-year background of executive experience, including a balanced mix of public finance investment banking and private sector executive leadership positions with a focus on the insurance market. He most recently served as Managing Director in Raymond James' Public Finance Department, leading the firm's investment banking efforts in catastrophe insurance financing.

Mr. Greg Branch, Chairman of United's Board of Directors, stated, "The Board conducted an extensive search among many candidates in the insurance and financial services industries, with a focus on finding a well-rounded executive with experience in the public markets. After extensive due diligence, John emerged as the clear choice to lead United. He has a unique combination of strategic and finely-honed operational skills, a significant track record in working with publicly-held insurance companies. We are very pleased to have John join the Company and look forward to working closely together to help United succeed.”
Background on Mr. John Forney

Mr. Forney has over 21 years of executive experience in a variety of industries, primarily financial services. From 2002 until his appointment at United, Mr. Forney served in a number of capacities at Raymond James. During his tenure, he developed special expertise in the property insurance sector through his work with government-sponsored insurance entities in Florida, California, Louisiana, and Texas, as well as a major national insurance industry consortium.

He frequently speaks at insurance industry conferences, and has testified on insurance industry issues for legislatures in Florida, Texas, New Jersey, New York, and California.

Mr. Forney holds a B.A. in Economics from Princeton University and an M.B.A. in finance from the Wharton School at the University of Pennsylvania, where he was the recipient of a Morgenthau Public Policy Fellowship. He also holds the Chartered Financial Analyst designation. He is a former infantry officer and graduate of the U.S. Army's Ranger School, the military's most challenging course for combat leaders.

Mr. Forney stated, "I am extremely honored and excited to join United. The Company has a high performing, complementary team of professional managers that have helped provide a strong and stable Company for our agents, policyholders, and employees. I look forward to working with the Board and senior management to advance United towards the next phase of its growth.”

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Interim Chief Financial Officer		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com